May 5, 1997

To Our Shareholders:

You are cordially invited to attend our Annual Meeting of Shareholders, which will be held at the Top of the Rockies
(Denver Petroleum Club), 555 17th Street, Denver, Colorado, at
9:00 a.m., on Friday, June 6, 1997.

The matters to be acted upon at the Meeting will include the election of directors and the adoption of the Company's 1997 Equity Participation Plan. In addition, reports concerning the Company's operations and other matters of interest will be made at the Meeting, and Shareholders will have an opportunity to ask questions of general interest.

In addition to inviting you to attend the Meeting, let me take this opportunity to directly solicit your favorable vote on the adoption of the Company's 1997 Equity Participation. As more fully described in the attached Proxy Statement, the purpose of the Plan is to provide incentives to our employees to continue in the service of the Company, give them more direct interests in the future success of the Company, and, most importantly, align their interests with those of our shareholders. I believe that in today's competitive environment an effective Equity Participation Plan is crucial to our success.

You will note that the 1997 Equity Participation Plan provides that a number of shares of the Company's Common Stock equal to 11% of the outstanding shares may be issued. I am aware that this percentage of shares is somewhat higher than the number of shares covered by individual equity plans at other companies.
But those companies typically have multiple plans, each covering from 5% to 6%, and the cumulative number of shares covered by their plans is, in fact, an average of 11.9% of their shares.
So, the total number of shares covered by our proposed Plan will still be less than the industry average. Accordingly, I suggest that the Company's 1997 Equity Participation Plan is appropriate, and warrants your favorable vote.

Please complete and sign the enclosed proxy card and return it promptly in the accompanying envelope. This will ensure that your shares are represented at the Meeting, even if you cannot attend. Returning your proxy card will not prevent you from voting in person at the Meeting if you are present and wish to do so.

I hope to see you in Denver.

Very truly yours,


George O. Mallon, Jr.
Chairman

                        Mallon Resources Corporation
                        999 18th Street, Suite 1700
                          Denver, Colorado  80202

                 Notice of Annual Meeting of Shareholders

     Notice is hereby given that the Annual Meeting of Shareholders (the "Meeting") of Mallon Resources Corporation (the
"Company") will be held at the Top of the Rockies (Denver
Petroleum Club), 555 17th Street, Denver, Colorado, at 9:00 a.m.
local time, on Friday, June 6, 1997, for the following purposes:

     (I)     To elect Directors of the Company;

     (II)     To ratify adoption of the Company's 1997 Equity
Participation Plan; and

     (III) To transact such other business as may properly come before the Meeting.

     Only holders of common stock of record at the close of business on April 15, 1997 are entitled to notice of and to vote at the Meeting.

By Order of the Board of Directors,


CAROLENA F. CHAPMAN
Corporate Secretary

Denver, Colorado
May 5, 1997

ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE
MEETING.  ALL SHAREHOLDERS, WHETHER OR NOT THEY EXPECT TO
ATTEND THE MEETING IN PERSON, ARE REQUESTED TO COMPLETE,
DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE
ENCLOSED ENVELOPE.  SHOULD YOU ATTEND THE MEETING, YOU MAY,
IF YOU CHOOSE TO, VOTE IN PERSON, EVEN THOUGH YOU MAY HAVE
PREVIOUSLY SUBMITTED A PROXY CARD.

                   Mallon Resources Corporation
                    999 18th Street, Suite 1700
                      Denver, Colorado  80202

                         Proxy Statement
                              for
                  Annual Meeting of Shareholders
                          To Be Held
                       Friday, June 6, 1997

General Information

     This statement is furnished in connection with the solicitation of proxies by the Board of Directors of Mallon Resources Corporation (the "Company") to be used at its Annual Meeting of Shareholders (the "Meeting") to be held at the Top of the Rockies (Denver Petroleum Club), 555 17th Street, Denver, Colorado, on Friday, June 6, 1997, at 9:00 a.m., for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This statement was sent to shareholders on or about May 5, 1997.

     The shares covered by the enclosed Proxy, if such is properly executed and received by the Board of Directors prior to the Meeting, will be voted in favor of the proposals to be considered at the Meeting, unless such Proxy specifies otherwise or the authority to vote on the election of directors has been withheld. A Proxy may be revoked at any time before it is exercised by giving written notice to the Secretary of the Company or by executing a Proxy bearing a later date. Shareholders may vote their shares in person if they attend the meeting, even if they have previously executed and returned a Proxy.

     The matters planned to be brought before the Meeting are the election of directors to serve for the ensuing year, and the ratification of the adoption of the Company's 1997 Equity
Participation Plan.

     Only shareholders of record at the close of business on April 15, 1997, will be entitled to vote at the Meeting. On that date, there were issued and outstanding 4,468,309 shares of the Company's $0.01 par value common stock ("Common Stock"), entitled to one vote per share. Cumulative voting is not allowed in the election of directors or for any other purpose. One-third of the outstanding Common Stock will constitute a quorum for the transaction of business at the Meeting. The vote of a majority of a quorum is needed to pass a proposal.

     At the Meeting, members of senior management will speak, and there will be a general discussion period during which shareholders will have an opportunity to ask questions about the business of the Company. Management knows of no other matters to be brought before the Meeting. If other matters properly come before the Meeting, it is the intention of the persons named in the solicited Proxy to vote such Proxy in accordance with their judgment. No compensation will be paid to any person in connection with solicitation of Proxies. Brokers and others will be reimbursed for out-of-pocket and reasonable clerical expenses incurred in forwarding solicitation materials to beneficial owners of the Common Stock. Special solicitation of Proxies may in certain instances be made personally or by telephone by officers and employees of the Company and by regular employees of certain banking and brokerage houses. All expenses in connection with this solicitation will be borne by the Company.

Proposal I:  Election of Directors

General
     The Company's Bylaws provide that the size of the Board of Directors can be as few as three or as many as fifteen. The number of directors may be changed from time to time by resolution of the Board of Directors or the shareholders. The size of the Board of Directors is presently seven members, although James A. McGowen, a long time member of the Board, has determined not to run for re-election. Accordingly, the Board of Directors will reduce in size from seven to six members as of the Meeting, and management will nominate six persons for election to the Board. Directors are elected annually for one-year terms. The Company has no nominating or similar committee of its Board of Directors.

     It is the recommendation of management that the six nominees named below be elected to the Board of Directors for the coming year, and until their successors have been duly elected and qualified. Unless authority is withheld, the shares represented by your Proxy will be voted for their election. No Proxy will be voted for more than six nominees. Unless your Proxy withholds authority to do so, if any nominee elects not to serve or is unable to serve for any reason, your Proxy will be voted for an alternative nominee to be designated by management to replace such nominee. The Board of Directors has no reason to expect that any nominee will be unable to serve. There is no arrangement between any of the nominees or officers and any other person or persons pursuant to which he was or is to be selected as a director, nominee or officer, nor is there any family relationship between or among any nominees or officers. To the best knowledge of the Company, none of the nominees have been involved in any material legal proceedings during the past five years.

Nominees
     Nominees for the Board of Directors are:

                                                              Period of Service
Name                       Age   Title(s)                       as Director
George O. Mallon, Jr.      52    Director,                     Since 1988
                                 Chairman of the Board,
                                 President and Chief Executive
                                 Officer of the Company

Kevin M. Fitzgerald        42    Director,                     Since 1988
                                 Executive Vice President and
                                 Chief Operating Officer
                                 of the Company

Roy K. Ross                46    Director,                     Since 1992
                                 Executive Vice President and
                                 General Counsel of the Company

Frank Douglass             62    Director                      Since 1988

Roger R. Mitchell          63    Director                      Since 1990

Francis J. Reinhardt, Jr.  66    Director                      Since 1994

Principal Occupations
     A brief description of the business experience of each nominee for election or re-election as a director is set forth below:

     George O. Mallon, Jr., has served as President, Chairman, and Chief Executive Officer of the Company since its formation in December 1988. Mr. Mallon earned a B.S. degree in Business from the University of Alabama in 1965, and a M.B.A. degree from the University of Colorado in 1977.

     Kevin M. Fitzgerald has served as Executive Vice President and Chief Operating Officer of the Company since its formation in December 1988. Mr. Fitzgerald earned a B.S. degree in Petroleum
Engineering from the University of Oklahoma in 1978.

     Roy K. Ross joined the Company as Executive Vice President and General Counsel in October 1992. From June 1976 through September 1992, Mr. Ross was an attorney in private practice with the Denver-based law firm of Holme Roberts & Owen. He earned his B.A. degree in Economics from Michigan State University in 1973, and his J.D. degree from Brigham Young University in 1976.

     Frank Douglass is an attorney with the Texas law firm of Scott, Douglass, Luton & McConnico, LLP, where he has been a partner since 1976. Mr. Douglass earned a B.B.A. degree from Southwestern University in 1953 and a L.L.B. degree from the University of Texas School of Law in 1958.

     Roger R. Mitchell joined the Company in January 1989 as a Vice President with responsibility for investor relations. In August 1991, Mr. Mitchell left the employ of the Company to start First Federated Telepartners, a private telecommunications business. In December 1992, Mr. Mitchell sold his interest in First Federated Telepartners, and retired. He earned a B.S. degree in Business from Indiana University in 1954 and a M.B.A. degree from Indiana University in 1956.

     Francis J. Reinhardt, Jr. is with the New York investment banking firm of Carl H. Pforzheimer & Co., where he has been a partner since 1966. Mr. Reinhardt holds a B.S. degree from Seton Hall University, and an M.B.A. from New York University. He is a member and past president of the National Association of Petroleum Investment Analysts. Mr. Reinhardt is also a director of The Exploration Company of Louisiana, a public company engaged in the oil and gas business.

Meetings and Committees of the Board
     The business and affairs of the Company are managed under the direction of the Board of Directors. For the period April 1996 through March 1997, the Board of Directors held six formal meetings, and acted by written consent on numerous occasions. Each director who is standing for re-election attended all of the meetings, either in person or by means of a telephone conference connection, and all directors participated in all of the written consents. Directors who are not also members of management are paid $1,000 for each meeting they attend, but in no event less that $4,000 per year. The compensation is paid in shares of the Company's Common Stock, pursuant to the terms of the Company's Compensation Plan for Outside Directors. Board members are also reimbursed for reasonable out-of-pocket expenses incurred in connection with attending meetings of the Board.

     The Company's Board of Directors has two committees, the Audit Committee and the Compensation Committee. The Board has assigned certain advisory authority to each committee, but the decision-making and management responsibilities of the Company remain with the full Board. The Audit Committee of the Board, which held two meetings during the last year, is comprised of Messrs. Douglass, Mitchell and Reinhardt. The Audit Committee's purpose is to oversee the Company's accounting and financial reporting policies and practices and to assist the Board of Directors in fulfilling its fiduciary and corporate accountability responsibilities. The Company's independent auditors periodically meet with the Audit Committee, and have unrestricted access directly to the Audit Committee members. The Compensation Committee of the Board, which held one formal meeting and acted by unanimous written consent on several occasions during the last year, is currently comprised of Messrs. Douglass and Reinhardt. The Compensation Committee has submitted the report that appears below.

Compensation Committee Report
     The Company's Board of Directors established the Compensation Committee (the "Committee") to propose, subject to Board ratification, equity and cash compensation of executive officers and equity compensation for all employees. The Committee's philosophy is that employee compensation (including salary, bonus and equity-based compensation) should be near the mid-point of industry standards and that, so long as the Company is able, employees who consistently perform exceptionally should be compensated at a rate higher than the mid-point of industry standards. The Committee believes that equity compensation -- in the form of stock options -- is an excellent incentive for all employees, including executive officers, and serves to align the interests of the employees, executive officers and shareholders. In 1997, the Company engaged the services of Towers Perrin, an expert in the area of industry compensation matters, to conduct a survey of compensation practices in the oil and gas industry and to advise the Company with respect thereto.

     Cash Compensation. The Committee's cash compensation objectives are to: (a) establish an equitable pay scale for employees, (b) facilitate recruiting, and (c) reward employees for their loyalty and efforts. The executive officers of the Company are considered in this planning in the same manner as all other employees. Each year, all employees, including the executive officers, are evaluated by their managers (or in the case of the Chief Executive Officer, by the Committee) and may receive salary adjustments based upon their performance.

     Equity Compensation. Historically, the Company has not used equity compensation as a component of employee compensation packages as widely as is common in the industry. If the Company's 1997 Equity Participation Plan (the "Plan") is ratified by the shareholders, the Committee intends to begin making equity compensation awards a more regular part of its compensation decisions. The Committee will approve all awards made under the Plan. All employees will be eligible for awards under the Plan. The Plan was designed to provide: (a) a method to both attract and retain high caliber talent over the long term, (b) an opportunity for all employees to share in the long term success of the Company, (c) an ownership interest in the Company's success, (d) recognition of individual contributions; and (e) motivation for continued efforts and accomplishments. Until adoption of the Plan is ratified by the shareholders, no awards under the Plan will be made.

     Bonus Compensation. The Company maintains what it informally calls its "Royalty Pool." This pool is an amount of cash measured by the Company's sales of production. Quarterly, the money accumulated in the pool is paid out as cash bonuses to the employees of the Company. The Chief Executive Officer proposes the amounts to be paid to each employee, including himself, based upon his judgment of their relative contributions to the success of the Company over the quarter for which the bonus is being paid. His determinations are subject to review by the Committee.

     Chief Executive Officer. For years, at his election, Mr. Mallon's compensation from the Company was substantially below the compensation levels of chief executive officers of other, comparable companies. During this time, Mr. Mallon also made himself ineligible to participate in the Company's Equity Participation Plan and other benefit plans. In late 1995, the Committee reworked Mr. Mallon's compensation arrangements with the Company to bring his compensation package closer to industry standards. An employment contract covering these matters was entered into in April 1997. That contract is for a three year period, which, until 2000, will be automatically extended each year for an additional year, unless the Company earlier elects not to extend the contract. The contract establishes Mr. Mallon's annual base salary at $175,000. In connection with the signing of the contract, Mr. Mallon was awarded 10,000 shares of Common Stock, which vest in increments over the next three years. Mr. Mallon's performance as Chief Executive Officer and President is subject to review by the Committee annually, which review may result in adjustments to his compensation package.

Respectfully submitted,

The Compensation Committee
     Frank Douglass
     Francis J. Reinhardt, Jr.

* The report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Act of 1934, except to the extent that the Company specifically incorporates this report by reference.

Executive Compensation
     The following table summarizes certain information regarding compensation paid by the Company for services rendered for the year ended December 31, 1996 to the Company's chief executive officer and each other executive officer whose total annual salary and bonus, or annual salary and deferred compensation, exceeded $100,000 for such year.


SUMMARY COMPENSATION TABLE
Year ended December 31, 1996

                                                     Long Term Compensation
                                                     ______________________
                        Annual Compensation	             Awards	          Payouts
(a)            (b)   (c)        (d)       (e)       (f)         (g)       (h)    (i)
Other     Restricted  Securities
Name and                                  Annual    Stock       Underlying LTIP  All Other
Principal                                 Compen-   Awards      Options/   Payouts Compen-
 Position      Year  Salary($)  Bonus($)  sation($)    $         SARs(#)    ($)  sation($)
G.O. Mallon
CEO            1996  141,000     12,000     34,000
               1995  106,403      8,150         -0-
               1994  106,635     10,440         -0-

K.M. Fitzgerald
E.V.P.         1996  111,000     10,400     34,000

R.K. Ross
E.V.P.         1996  106,000      9,400     34,000


     1988 Equity Participation Plan. Under the Mallon Resources Corporation 1988 Equity Participation Plan (the "1988 Equity Plan"), shares of Common Stock were reserved for issuance for various compensation purposes. The 1988 Equity Plan is administered by a committee, currently comprised of Messrs. Reinhardt and Douglass, neither of whom is eligible to participate in the 1988 Equity Plan. The terms of any awards made under the Equity Plan are within the broad discretion of the committee. Through December 31, 1996, options covering a total of 106,194 shares of common stock had been awarded under the 1988 Equity Plan. Of these, options covering 24,785 shares have been exercised, and options covering 11,833 shares have expired. At December 31, 1996, the following options to purchase shares of the Company's Common Stock were issued and outstanding under the Equity Plan:

     Number of        Per Share         Currently
     Shares          Exercise Price    Exercisable
     45,326          $0.04             yes (1)
      4,750          $0.04             no(1)
     19,500          $0.04             no (2)

(1) These options were issued at various times to various of the Company's employees and consultants.
(2) These options were issued in 1990 to various of the Company's employees; they do not vest until the Common Stock has traded at not less than certain benchmark prices ($32.00, $40.00, and $48.00) for at least 120 consecutive trading days.

     Employee Profit Sharing and Thrift Plan. The Company established the Mallon Resources Corporation 401(k) Profit Sharing Plan (the "401(k) Plan") effective January 1, 1989. The Company and its affiliates will match an employee's contribution to the 401(k) Plan in an amount up to 25% of his or her eligible monthly contributions. The Company may also contribute additional amounts at the discretion of the Compensation Committee of the Board of Directors, contingent upon realization of earnings by the Company which, in the sole discretion of the Board of Directors, are adequate to justify a corporate contribution. The 401(k) Plan is open to all full time employees of the Company and have attained age 21. Matching contributions made to the 401(k) Plan by the Company become fully vested upon an employee (1) earning at least six years of vested service, (2) acquiring a disability, or (3) death.

Certain Relationships and Related Transactions
     The Company serves as operator of certain oil and gas properties in which some of the officers and directors of the Company have working interests. Such individuals pay their pro-rata share of all costs relating to the properties, on the same basis as other unaffiliated interest owners.

     During the year ended December 31, 1996, the Company paid
$2,000 of legal fees to the law firm of Scott, Douglass, Luton &
McConnico, LLP, of which Mr. Douglass is a senior partner.

     During the year ended December 31, 1996, the Company paid consulting and other fees to the investment banking firm of Carl
H. Pforzheimer & Co., of which Mr. Reinhardt is a partner, in the amount of $191,000.

Proposal II:  Ratification of 1997 Equity Participation Plan

     In March 1997, the Board of Directors adopted the Company's 1997 Equity Participation Plan (the "1997 Plan"), subject to the restriction that the 1997 Plan is not effective until it has been ratified by the shareholders. The purpose of the 1997 Plan is to provide participants in the 1997 Plan with incentives to continue in the service of the Company and to create in such individuals a more direct interest in the future success of the Company by relating incentive compensation to the achievement of corporate economic objectives. The 1997 Plan is also designed to attract key employees and consultants and to retain and motivate participating individuals by providing an opportunity for investment in the Company.

     The 1997 Plan provides that a number of shares of the Company's Common Stock equal to 11% of the Company's outstanding Common Stock, from time to time, may be issued under the 1997 Plan. This number of shares is somewhat higher than the number of shares covered by individual equity participation plans at other companies. However, for the following reasons, management believes that the number of shares that may be issued under the 1997 Plan are appropriate for the Company, at this time:

- The Company has not put in place an equity participation plan since its 1988 Equity Participation Plan (the "1988 Plan"), and thus has not regularly made equity participation a part of its employees' compensation arrangements for the past five years. As a result, no member of management holds as much as 1% of the Company's shares, except Mr. Mallon whose share ownership derives from his status as a founder of the Company.

- Of the shares originally allocated for issuance under the 1988 Plan, an amount that represents less than 1% of the Company's currently outstanding shares were actually issued to employees.

- The Company believes it is in the Company's best interests to provide key employees with substantial long-term incentives - incentives that will vest over a number of years - to continue in the service of the Company and to more clearly align the economic interests of such individuals with the economic interests of shareholders, generally.

- Even once all of the shares provided for under the 1997 Plan are issued, the total amount of such shares held by the Company's employees will be less than the percentage of equity compensation shares held by management at most of the Company's competitors, where such shares average approximately 11.9%.

A summary of the features of the 1997 Plan appears below, which is qualified in its entirety by reference to the terms of the 1997 Plan, a copy of which is attached as Exhibit A to this Proxy
Statement.

     Administration. The 1997 Plan is administered by the Compensation Committee of the Board of Directors (the "Committee") which consists entirely of outside directors. The Committee has the authority to select participants, determine awards to be made, including the terms and conditions of such awards, and make such other decisions and interpretations as are necessary under the 1997 Plan.

     Participation. Participants in the 1997 Plan are those employees who, in the judgment of the Committee, make significant contributions to the achievement of long-term corporate economic objectives. The selection of participants is a discretionary decision of the Committee and is difficult to quantify. Approximately 20 persons are eligible to participate in the 1997 Plan.

     Awards. The 1997 Plan provides for the granting of: (1) stock options, including incentive stock options meeting the requirements of Section 422 of the Internal Revenue Code and options that do not meet the requirements of Section 422 of the Internal Revenue Code (non-qualified stock options); (2) restricted stock; (3) stock purchase rights; (4) stock appreciation rights; and (5) other Common Stock grants. Options granted under the Plan may be purchased by the participant at a price determined by the Committee. The Committee also determines the term of the option and any vesting requirements at the time the option is granted.

     Amendment. The Committee may amend the Plan without shareholder approval where it is not required to satisfy any statutory or regulatory requirements.

     Change of Control. In the event of a change of control, as defined under the Plan, all stock options shall become immediately exercisable in full, all restrictions with respect to outstanding restricted stock awards shall lapse, and all stock units shall become immediately payable.

     Federal Income Tax Consequences. The grant of a non-qualified stock option is not taxable to the participant. If the option is exercised, the participant will generally recognize compensation income equal to the difference between the fair market value of the shares at the time of exercise and the exercise price of the shares. At the time of exercise, the Company receives a deduction for an amount equal to the income recognized by the participant. Upon the grant and exercise of an incentive stock option, no taxable income is recognized by the participant and the Company does not receive a deduction. In order to receive this favorable tax treatment, the participant must hold the shares for at least two years after the incentive stock option was granted and for at least one year after the option is exercised. In addition, the participant must generally treat the excess of the fair market value of the shares, on the date of exercise, over the exercise price as an item of tax preference for purposes of the alternative minimum tax. The participant will recognize capital gain income at the time the shares are sold in an amount equal to the difference between the sale price and the participant's basis in the shares, which is generally the exercise price. If the holding period requirements are not met, the difference between the exercise price and the fair market value of the stock at the time of exercise (limited to the gain on sale) is compensation income to the participant and the Company will be allowed a deduction equal to this taxable income amount. Any gain in excess of such amount will be long term or short term capital gain, depending on the participant's holding period.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO
     RATIFY THE ADOPTION OF THE 1997 EQUITY PARTICIPATION PLAN.

Additional Information

     At the Meeting, members of senior management will speak, and there will be a general discussion period during which shareholders will have an opportunity to ask questions about the business of the Company. Management knows of no other matters to be brought before the Meeting. If other matters properly come before the Meeting, it is the intention of the persons named in the solicited Proxy to vote such Proxy in accordance with their judgment. No compensation will be paid to any person in connection with solicitation of Proxies. Brokers and others will be reimbursed for out-of-pocket and reasonable clerical expenses incurred in forwarding solicitation materials to beneficial owners of the Common Stock. Special solicitation of Proxies may in certain instances be made personally or by telephone by officers and employees of the Company and by regular employees of certain banking and brokerage houses. All expenses in connection with this solicitation will be borne by the Company.

Stock Ownership
     The following table sets forth information concerning the beneficial ownership of the Company's Common Stock as of April 15, 1997, by (i) each shareholder known by the Company to own of record or beneficially more than 5% of the Company's outstanding Common Stock; (ii) the Company's chief executive officer (Mr. Mallon); (iii) each of the Company's Directors and nominees, and (iv) all Directors and Officers as a group.

                                      Number of         Percent
Name and Address (1)                   Shares            Owned
George O. Mallon, Jr.                  319,349    (2)    7.1%
Kevin M. Fitzgerald                     35,778    (3)      *
Roy K. Ross                              9,396    (4)      *
Frank Douglass                           8,361             *
Roger R. Mitchell                       48,232           1.1%
Francis J. Reinhardt, Jr.               34,442             *
Cambridge Investments Limited          470,800          10.5%
Robert J. Monroe                       240,306    (5)    5.3%
All Officers and Directors as a Group
   (8 persons)                         455,558    (6)   10.1%

*  Less than 1%.
   (1) The address of Messrs. Mallon, Fitzgerald and Ross is 999 18th Street, Suite 1700, Denver, Colorado 80202. The address of Mr. Douglass is 4350 Beltway Drive, Dallas, Texas 75244-8266.
The address of Mr. Mitchell is 5436 Lake Edge Drive, Holly Springs, North Carolina 27540. The address of Mr. Reinhardt is 650 Madison Ave., 23rd Floor, New York, New York 10022. The address of Cambridge Investments Limited is 600 Montgomery Street, 27th Floor, San Francisco, California 94111. The address of Mr. Monroe is 228 St. Charles Avenue, New Orleans, Louisiana 70130.
   (2) Includes 2,166 shares owned by Mr. Mallon's wife, 7,278 shares that could be acquired by Mr. Mallon upon the exercise of immediately exercisable stock options that he holds, and 10,000 restricted stock award shares that have not yet vested. A trust created for the benefit of Mr. Mallon's children owns shares that are not included, as Mr. Mallon has no voting or other control over the shares in the trust.
   (3) Includes 17,028 shares that could be acquired by Mr. Fitzgerald upon the exercise of immediately exercisable stock options that he holds, and 10,000 restricted stock award shares that have not yet vested..
   (4) Includes 2,637 shares that could be acquired by Mr. Ross upon the exercise of immediately exercisable stock options that he holds, and 5,000 restricted stock award shares that have not yet vested..
   (5) Includes 56,847 shares that could be acquired upon the exercise of immediately exercisable warrants and 44,209 shares issuable upon the conversion of Series B Preferred Stock owned by a foundation of which Mr. Monroe is president and a director, an estate of which Mr. Monroe is the executor, and a company of which the estate is the sole shareholder.
   (6) Includes 26,943 shares that could be acquired upon the exercise of immediately exercisable stock options and 25,000 restricted stock award shares that have not yet vested.

Annual Report and Financial Statements
     You are referred to the Company's Annual Report to Shareholders for the year ended December 31, 1996, enclosed herewith for your information. The Annual Report is not incorporated in the Proxy Statement and is not to be considered part of the soliciting material.

Submission of Shareholder Proposals
     Proposals intended for inclusion in next year's Proxy
Statement should be sent to the Secretary of the Company at 999
18th Street, Suite 1700, Denver, Colorado 80202, and must be received by March 1, 1998.

Compliance with Securities Transaction Reporting Requirements
     Pursuant to Section 16(a) of the Securities Exchange Act 1934, certain individuals and entities are required to periodically file reports with the Securities and Exchange Commission in which they disclose information concerning their transactions involving the Company's securities. To the Company's knowledge, based solely on review of copies of such reports submitted to the Company, during the year ended December 31, 1996, no individual or entity known to the Company to be subject to the reporting requirements of Section 16(a) failed to satisfy those requirements in a timely fashion.

Comparative Performance Graph
     The following line graph reflects the performance of (i) the Company's Common Stock, (ii) the NASDAQ Stock Market Total Return Index (U.S. Companies), and (iii) the Standard Industrial Classification ("SIC") Index for SIC Code 131 (which includes crude petroleum and natural gas companies). The graph assumes $100 was invested on December 31, 1991 in the Company's Common Stock and in each of the other indices. The graph also assumes the reinvestment of all dividends. Stock price performance shown on the graph is not necessarily indicative of future price performance.

                     Comparison of 5-Year Cumulative Total Return
                          Amount Mallon Resources Corp.,
                       Nasdaq Market Index and SIC Code Index

                                         FISCAL YEAR ENDING
COMPANY                  1991   1992     1993     1994     1995    1996
MALLON RESOURCES CORP.   100    366.67   266.67   133.33   100.00  150.00
INDUSTRY INDEX           100     94.95   113.13   118.56   130.39  173.38
BROAD MARKET             100    100.98   121.13   127.17   164.96  204.98

By Order of the Board of Directors,

CAROLENA F. CHAPMAN
Corporate Secretary

Dated:  May 5, 1997

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